EXHIBIT 99.1

AVX Corporation Reports Results for December 2003 Quarter

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- January 27, 2004 --

AVX Corporation (NYSE: AVX) reported that net sales for the third quarter ended December 31, 2003 were $296.8 million. Chief Executive Officer and President, John Gilbertson, stated, "Sales increased 11.1% compared to the previous quarter and 5.0% compared to the same quarter last year. Unit volumes increased and selling prices stabilized. Incoming orders were strong, which reflects our customers' increased production plans."

The net loss for the quarter ended December 31, 2003 was $8.5 million, or $0.05 per share. Results for the quarter were negatively impacted by restructuring charges of $7.1 million (or $6.4 million and $0.04 per share on an after-tax basis) related to worldwide headcount reductions from employee terminations and manufacturing facility closures in Mexico and Taiwan.

Mr. Gilbertson went on to state, "There are a number of positive signs pointing to improving market conditions for many of the end markets we serve into calendar year 2004. Increases in information technology and communication infrastructure equipment spending will drive continued unit shipment growth. The operational reorganization that AVX has undertaken during the past several years has significantly reduced our operating costs and further enhanced our production capabilities in lower cost areas. These improvements, coupled with our strong financial base, have put us in a very good position to continue to improve our results during a recovery."

The Asia region, where AVX has had a strong sales, marketing and manufacturing presence for over 20 years, continued to grow and sales in that region for the December 2003 quarter represented 43% of total sales.

Profit margins improved when compared to the same period last year and when compared to the September 2003 quarter as a result of improved production leverage, overhead cost reductions and lower material costs.

AVX's net cash position increased by $4.9 million during the December quarter and AVX now has $684.5 million in cash and investment securities and only $4 million of debt.

AVX, headquartered in Myrtle Beach, South Carolina, is a leading international manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avxcorp.com.

Certain statements contained above are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are included from time to time in documents AVX Corporation files with the Securities and Exchange Commission, including but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

AVX Corporation
Consolidated Condensed Statements of Operations
(unaudited)
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2002	2003	2002	2003
Net sales	$282,625	$296,831	$872,929	$820,772
Cost of sales	269,062	278,939	815,597	797,843
Materials charge	-	-	-	87,720
Gross profit (loss)	13,563	17,892	57,332	(64,791)
Selling, general & administrative expense	23,024	22,572	69,936	63,549
Restructuring expense	-	7,072	-	11,535
Loss from operations	(9,461)	(11,752)	(12,604)	(139,875)
Other income	3,620	2,041	11,716	7,864
Loss before income taxes	(5,841)	(9,711)	(888)	(132,011)
Benefit for taxes	(5,147)	(1,234)	(2,498)	(30,597)
Net income (loss)	$(694)	$(8,477)	$1,610	$(101,414)

Basic income (loss) per share	$0.00	$(0.05)	$0.01	$(0.58)
Diluted income (loss) per share	$0.00	$(0.05)	$0.01	$(0.58)

Weighted average common shares outstanding:
Basic	174,088	173,602	174,463	173,633
Diluted	174,088	173,602	175,048	173,633

Results for the quarter ended December 31, 2003 include restructuring charges of $7.1 million (or $6.4 million and $0.04 per share on an after-tax basis), related to worldwide headcount reductions from employee terminations and manufacturing facility closures in Mexico and Taiwan.

Results for the nine-month period ended December 31, 2003 include a materials charge of $87.7 million (or $61.4 million and $0.35 per share on an after-tax basis), for the write-down of current tantalum materials and future tantalum purchase commitments. In addition, operating results for the nine-month period ended December 31, 2003 include restructuring charges of $11.5 million, (or $9.6 million and $0.06 per share on an after-tax basis), related to worldwide headcount reductions and manufacturing facility closures.

AVX Corporation
Consolidated Condensed Balance Sheets
(in thousands)
	March 31, 2003	December 31, 2003
		(unaudited)
Assets
Cash and cash equivalents	$504,866	$485,473
Short-term investments in securities	-	60,000
Accounts receivable, net	128,019	144,471
Inventories	358,739	300,467
Other current assets	86,333	110,933
Total current assets	1,077,957	1,101,344
Long-term investments in securities	210,631	138,984
Property, plant and equipment, net	327,700	296,426
Other assets	84,225	113,420

TOTAL ASSETS	$1,700,513	$1,650,174

Liabilities and Stockholders' Equity
Short-term bank debt	$3,422	$3,968
Accounts payable and accrued expenses	182,135	183,630
Total current liabilities	185,557	187,598
Other liabilities	51,800	64,600

TOTAL LIABILITIES	237,357	252,198

TOTAL STOCKHOLDERS' EQUITY	1,463,156	1,397,976

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,700,513	$1,650,174

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings, (843) 946-0691
finance@avxus.com